Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Rouse Properties, Inc. of our report dated February 13, 2014, relating to the Historical Summaries of Gross Income and Direct Operating Expenses for Centre at Salisbury for the year ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the historical summaries)  appearing in the Current Report on Form 8-K/A of Rouse Properties, Inc. dated February 14, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 12, 2014